Exhibit 10.3

December 2, 2016

CONFIDENTIAL

Mr. Hal Turner

Executive Chairman

Pareteum Corporation

100 Park Avenue

New York, NY 10017

United States

Re: Consulting Services

Mr. Turner,

The purpose of this engagement letter is to outline our agreement pursuant to which Dawson James Securities, lnc. ("Dawson") will provide consulting services to Pareteum Corporation (the "Company") The consulting services will consist of providing assistance in developing, communicating and gaining acceptance from investors introduced to the Company by Dawson (the "Investors") of certain amendments to the convertible note and preferred securities previously issued by the Company to such Investors (the "Amendment").

The terms of our agreement in principle are as follows:

1.           Advisory Services. The Company hereby engages Dawson, for the period beginning on the date hereof and ending on December 31, 2016, unless extended by mutual agreement of the parties hereto (the "Engagement Period").

2.           Fee's and Expenses. During the Engagement Period, the Company will pay to Dawson an amount equal to 8% of the principal amount of convertible notes which convert into TEUM equity pursuant to the Amendment on or before December 31, 2016, which amount shall be payable in shares of the Company's common stock at a price of $0.15 per share. The Company agrees to reimburse any travel and out of pocket expenses incurred during the term of this agreement, provided however that prior approval is required on any expenses exceeding $5,000.00 Additionally, Dawson will receive 8% cashless warrants to acquire such securities of the Company similar to that offered to the Series A and Series A-1 preferred shareholders. The securities paid to Dawson James under this agreement will have piggyback registration rights.

3.           Information. Dawson shall be subject to the mutually executed Confidentiality Agreement by and between Dawson and the Company dated August 19, 2015.

(a)          Indemnification. In connection with the services contemplated in this Agreement, the Company agrees to indemnify and hold harmless Dawson, its affiliates and each person controlling Dawson (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of Dawson, its affiliates and each such controlling person (Dawson, and each such entity or person hereafter is referred to as an ("Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the "Liabilities"), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel for the Indemnified Persons) (collectively, the "Expenses") and agrees to advance payment of such Expenses as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any actions, whether or not any Indemnified Person is a party thereto, arising out of any services provided hereunder. The Company also agrees to advance and to reimburse each Indemnified Person for all Expenses as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Section 3.

1 North Federal Highway • Suite 500 • Boca Raton, FL 33432 • Toll Free 866.928.0928 • Main 561.391.5555 • Fax 561.391.5757 • www.dawsonjames.com
Member FINRA/SIPC

(b)          Procedure. Upon receipt by an Indemnified Person of actual notice of an action against such Indemnified Person with respect to which indemnity may reasonably be expected to be sought under this Section 3, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any obligation or liability which the Company may have on account of this Section 3 or otherwise to such Indemnified Person. The Company shall, if requested by Dawson, assume the defense of any such action (including the employment of counsel designated by Dawson and reasonably satisfactory to the Company). Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, provided that the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed, in a timely manner, to assume the defense and employ separate counsel designated by Dawson for the benefit of Dawson and the other Indemnified Persons or (ii) such Indemnified Person shall have been advised that in the opinion of Company's counsel that there is an actual or potential conflict of interest that prevents (or makes it imprudent for) the counsel designated by Dawson and engaged by the Company for the purpose of representing the Indemnified Person, to represent both such Indemnified Person and any other person represented or proposed to be represented by such counsel. The Company shall not be liable for any settlement of any action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent (which consent shall not be unreasonably withheld) of Dawson, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which advancement, reimbursement, indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person, acceptable to such Indemnified Party, from all Liabilities arising out of such action for which indemnification or contribution may be sought hereunder and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The advancement, reimbursement, indemnification and contribution obligations of the Company required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as every Liability and Expense is incurred and is due and payable, and in such amounts as fully satisfy each and every Liability and Expense as it is incurred (and in no event later than 30 days following the date of any invoice therefore).

(c)          Contribution. In the event that a court of competent jurisdiction makes a finding that indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Dawson and any other Indemnified Person, on the other hand, of the matters contemplated by this Section 3 or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and that of Dawson and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by Dawson pursuant to this engagement letter.

(d)          Limitation. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this engagement letter, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction has made a finding that Liabilities (and related Expenses) of the Company have resulted exclusively from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

2 | Page

4.          Governing Law; Venue. This engagement letter will be deemed to have been made and delivered in the State of Florida and the provisions of this agreement and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Florida, without regard to the conflict of laws principles thereof. Each of Dawson and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in the courts located in the county of Palm Beach, Florida (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the courts located in the county of Palm Beach, Florida, in any such suit, action or proceeding. Each of Dawson and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon the Company mailed by certified mail to the Company's address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Dawson mailed by certified mail to Dawson's address will be deemed in every respect effective service process upon Dawson, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Dawson nor its affiliates, and the respective officers, directors, employees, agents and representatives of Dawson, its affiliates and each other person, if any, controlling Dawson or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Dawson will act under this engagement letter as an independent contractor with duties to the Company.

If you are in agreement with the foregoing, please sign and return to us one copy of this engagement letter. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Very truly yours,

DAWSON JAMES SECURITIES, INC.

By:	/s/ Robert D. Keyser, Jr.
	Name:	Robert D. Keyser, Jr.
	Title:	CEO

Accepted and agreed as of
The date first written above:

PARETEUM CORPORATION

By:	/s/ Hal Turner
	Name:	Hal Turner
	Title:	Executive Chairman

3 | Page